Exhibit 10.1
THE MACERICH COMPANY
AMENDED AND RESTATED SEVERANCE PAY PLAN
The Macerich Company Change in Control Severance Pay Plan for Executive Vice Presidents and the Macerich Company Change in Control Severance Pay Plan for Senior Executives are each hereby amended and restated by the Company (as defined below), effective as of March 1, 2024 (the “Effective Date”) into a single combined plan, and such plan, as amended and restated herein and renamed, the “Plan”). The Plan is intended to be a top hat welfare benefit plan under ERISA for the benefit of a select group of management or highly compensated employees.
SECTION 1.PURPOSE
The Board of Directors of the Company believes that it is in the best interests of the Company to encourage the continued dedication to the Company of certain of the Company’s and its Subsidiaries’ employees in the face of potentially distracting circumstances arising from the possibility or occurrence of a termination of employment, whether or not in connection with a change in control of the Company, and the Board (defined below) has established the Plan for this purpose. The purpose of the Plan is to provide severance benefits in the event certain employees incur a Qualified Termination.
SECTION 2.DEFINITIONS
(a)“Accrued Obligations” means, with respect to an Eligible Employee, the sum of the Eligible Employee’s (i) Base Salary through the Date of Termination to the extent earned and not theretofore paid, (ii) accrued vacation pay and/or personal days to the extent earned and payable in connection with the termination of employment pursuant to the Company’s policy, (iii) accrued annual incentive bonus for the fiscal year immediately preceding the year in which the Date of Termination occurs, to the extent such bonus is determined to otherwise have been earned based on the Company’s achievement of applicable performance targets and employee service requirements, but not theretofore paid, and (iv) vested rights under any equity, compensation or benefit plan, policy, practice or program of or any other contract or agreement with the Company or the Employer including, without limitation, any acceleration of vesting of equity awards that shall occur upon a Qualifying Termination as set forth in the applicable equity award agreement and/or equity incentive plan pursuant to which such awards have been granted (“Double Trigger Equity Vesting”). Accrued Obligations described in clauses (i) and (ii) shall be paid in a lump sum in cash within the time required by law but in no event more than 30 days after the Date of Termination. Accrued Obligations described in clause (iii) shall be paid at such time as annual incentive bonuses for such fiscal year are otherwise paid pursuant to the terms of the applicable plan, but in no event later than 75 days after the end of such fiscal year. Accrued Obligations described in clause (iv) (including without limitation the Double Trigger Equity Vesting) shall be paid at such time(s) as required under the terms of the applicable plan or program.
(b)“Base Salary” means the annual base rate of compensation payable as salary to the Eligible Employee by the Employer as of the Eligible Employee’s Date of Termination or as of immediately prior to the first day of the Change in Control Period, whichever is higher, before deductions of voluntary deferrals authorized by the Eligible Employee or required by law to be withheld from the Eligible Employee by the Employer, and excludes all other extra pay such as overtime, pensions, severance payments, bonuses, stock incentives, living or other allowances, and other benefits and perquisites.
(c)“Board” means the Board of Directors of the Company.
(d)“Bonus” means, with respect to an Eligible Employee, the average of the annual incentive bonuses awarded to the Eligible Employee in respect of the immediately preceding three years (including, for the avoidance of doubt, the grant date fair value of any annual incentive bonuses awarded in the form of cash and/or equity, but excluding for the avoidance of doubt, any equity incentive awards granted as part of the Company’s long-term equity incentive award program, which exists separate and apart from the Company’s annual short-term incentive bonus program); provided, however, that if an Eligible Employee’s employment with the Company is terminated prior to the first payment date for the first Company bonus the Eligible Employee was eligible to earn following the Eligible Employee’s date of hire, the Eligible Employee’s target annual bonus alone will be deemed the “average” hereunder and, provided further, that if an Eligible Employee has received an annual incentive bonus but has been employed by the Company for less than three years prior to the date of termination, the average of the annual incentive bonuses awarded to the Eligible Employee prior to the date of termination will be deemed the “average” hereunder.
(e)“Cause” means, with respect to an Eligible Employee, the occurrence of any of the following events, as reasonably determined by the Plan Administrator in its sole discretion: (i) the Eligible Employee’s willful misconduct or gross negligence in the performance of the Eligible Employee’s duties to the Company or any of its subsidiaries; (ii) the Eligible Employee’s repeated failure to perform the Eligible Employee’s lawful duties to the Company or any of its subsidiaries or follow the lawful written directives of the Board (other than as a result of death or physical or mental incapacity); (iii) the Eligible Employee’s conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) the Eligible Employee’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the property of the Company or any of its subsidiaries; (v) the Eligible Employee’s use of alcohol or illegal drugs that materially impairs the Employee’s ability to perform the Employee’s duties contemplated hereunder; (vi) the Eligible Employee’s material breach of any fiduciary duty owed to the Company or any of its subsidiaries (including, without limitation, the duty of care and the duty of loyalty); or (vii) the Eligible Employee’s material breach of any employment agreement between the Eligible Employee and the Company, or a material violation of the Company’s (or any of its subsidiaries’) code of conduct or other written policy pursuant to which the Eligible Employee would be subject to immediate dismissal.
A termination for Cause shall be deemed to occur on the date on which the Employer first delivers written notice to the Eligible Employee of a finding of termination for Cause; provided, however, that such termination shall only occur following the Eligible Employee’s failure to cure, within ten days after receiving notice from the Company of an allegation of an act or failure to act of the kind described above, to the extent the Company determines such act or failure to act is curable.
(f)“Change in Control” means any of the following:

(i)the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such individual, entity or group, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 33% or more of either (A) the then- outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or successor or (iv) any acquisition by any entity pursuant to a transaction that complies with (f)(iii)(1), (f)(iii)(2) or (f)(iii) (3) below;
(ii)individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two- thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and her/his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii)consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (“Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 20% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business

Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv)approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding anything to the contrary in the Plan, to the extent required by Section 409A, an event shall constitute a Change in Control under the Plan only to the extent such event is a permissible payment event under Section 409A of the Code and Treas. Reg. § 1.409A-3(i)(5).
(g)“Change in Control Period” means the period commencing upon the consummation of a Change in Control and ending 24 months after such Change in Control.
(h)“Code” means Internal Revenue Code of 1986, as amended.
(i)“Company” means The Macerich Company, a Maryland corporation, or, from and after a Change in Control, the successor to the Company in any such Change in Control.
(j)“Date of Termination” means, with respect to an Eligible Employee, the effective date of termination of the Eligible Employee’s employment with the Employer.
(k)“Disability” means a “disability”, as determined under the Company’s long-term disability plan in effect on the Date of Termination, entitling the Eligible Employee to benefits under such long-term disability plan.
(l)“Eligible Employee” means a Tier 1 Executive, a Tier 2 Executive and a Tier 3 Executive, provided that such executive is not a party to an individual agreement with the Employer that provides for greater severance payments and benefits, in the aggregate.
(m)“Employer” means Macerich Management Company or other Subsidiary that employs one or more Eligible Employees, or, from and after the Change in Control, any other subsidiaries of the successor to the Company that employ the Eligible Employees.
(n)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(o)“Good Reason” means an action taken by the Employer, without the Eligible Employee’s written consent thereto, resulting in a material negative change in the employment relationship. For these purposes, a “material negative change in the employment relationship” shall include, without limitation, any one or more of the following reasons, to the extent not remedied by the Employer within 30 days after receipt by the Employer of written notice from the Eligible Employee provided to the Company within 90 days (the “Cure Period”) of the Eligible Employee’s knowledge of the occurrence of an event or circumstance set forth in clauses (i) through (vi) below specifying in reasonable detail such occurrence:
(i)the assignment to the Eligible Employee of any duties materially inconsistent in any respect with the Eligible Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other material diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity);
(ii)a change in the Eligible Employee’s principal office location to a location further away from the Eligible Employee’s home which is more than 30 miles from the Eligible Employee’s current principal office;
(iii)any one or more material reductions (individually or in the aggregate) in the Eligible Employee’s Base Salary, Target Bonus and/or the formula for determining the amount of cash severance for which the Eligible Employee is eligible under this Plan;
(iv)any material breach by the Employer of the Eligible Employee’s service agreement (if one exists); or
(v)solely in the event of a Change in Control, the taking of any action following the Change in Control by the Employer to eliminate long-term incentive compensation or benefit plans in which the Eligible Employee participated in or was eligible to participate in immediately prior to such Change in Control without providing substitutes therefor, to materially reduce benefits thereunder or to substantially diminish other fringe benefits; provided that if neither a surviving entity nor its parent following a Change in Control is a publicly-held company, the failure to provide stock-based incentive compensation or benefits shall not be deemed Good Reason if compensation or benefits of comparable value, using a recognized valuation methodology, are substituted therefor; and provided further that a reduction or elimination in the aggregate of not more than 10% in aggregate employee benefits in connection with across the board reductions or modifications affecting similarly situated persons of comparable rank in the Employer or a combined organization shall not constitute Good Reason.
In the event that the Employer fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Eligible Employee’s “termination of employment” must occur, if at all, within 120 days of the end of the Cure Period; provided, however, if an event giving rise to a claim of Good Reason in connection with a Change in Control first occurs within 120 days prior to the last day of the Change in Control Period, the Eligible Employee’s termination of employment must occur not later than the last day of the Change in Control Period. Accordingly, notwithstanding anything to the contrary herein, the Eligible Employee may resign for Good Reason prior to the expiration of the 30-day notice and/or applicable Cure Period if an event giving rise to a claim of Good Reason in connection with a Change in Control first occurs within 120 days prior to the last day of the Change in Control Period.
(p)“Plan Administrator” means the Board, or such committee of the Board as appointed by the Board. As of the Effective Date, the Plan Administrator is the Compensation Committee of the Board.
(q)“Pro-Rata Bonus” means a pro-rated annual incentive bonus otherwise payable under the Company’s applicable annual incentive bonus plan pursuant to which the Eligible Employee was eligible to earn a bonus for the year of termination, determined by multiplying the Eligible

Employee’s Target Bonus by a fraction, the numerator of which is the number of days the Eligible Employee is employed in the year of termination and the denominator of which is 365.
(r)“Qualified Termination” means, on or after the Effective Date, (i) any termination of employment of an Eligible Employee by the Employer (other than for Cause or because of the Eligible Employee’s death or Disability), and (ii) any termination of employment by an Eligible Employee for Good Reason.
(s)“Sponsoring Employer” means the Company.
(t)“Subsidiary” means any direct or indirect subsidiary of the Company or The Macerich Partnership, L.P., or, from and after the Change in Control, any other subsidiaries of the successor to the Company or The Macerich Partnership, L.P.
(u)“Target Bonus” means an Eligible Employee’s target annual incentive bonus that the Eligible Employee was eligible to earn under the Company’s applicable annual incentive bonus plan for the year of termination (or the immediately prior year, if such a target annual incentive bonus has not been determined for the year of termination).
(v)“Tier 1 Executive” means an employee of the Employer with the title of Chief Executive Officer.
(w)“Tier 2 Executive” means an employee of the Employer with the title of President, or Senior Executive Vice President.
(x)“Tier 3 Executive” means an employee of the Employer with the title of Executive Vice President.
SECTION 3.ELIGIBILITY
The Plan Administrator shall determine the eligibility of each Eligible Employee for participation in this Plan based upon any information to which it has access and such other information furnished by the Eligible Employee. The determination shall be conclusive and binding upon all persons. In determining eligibility for participation, the Plan Administrator shall make such determination in accordance with ERISA and this Plan, including Section 11(c) hereof. For the avoidance of doubt, an Eligible Employee holding more than one title shall be eligible for benefits at the highest tier of benefits, but shall not be eligible for benefits at more than one tier.
SECTION 4.TERMINATION BENEFITS GENERALLY
In the event an Eligible Employee’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Eligible Employee the Accrued Obligations, within the time required by law but in no event more than sixty (60) days after the Date of Termination.
SECTION 5.TERMINATION NOT IN CONNECTION WITH A CHANGE IN CONTROL

In the event a Qualified Termination occurs at any time other than during the Change in Control Period, with respect to such Eligible Employee, in addition to the Accrued Obligations, subject to the Eligible Employee’s execution and non-revocation of a Release Agreement, substantially in the form set forth in Schedule A, within the time period set forth in the Release Agreement but in no event more than sixty (60) days after the Date of Termination, and subject to the Eligible Employee complying with the Release Agreement, the Company shall:
(a)pay the Eligible Employee an amount equal to the sum of (i) the Eligible Employee’s Base Salary and (ii) Eligible Employee’s Bonus, times a multiple equal to 2 for a Tier 1 Executive, 1.5 for a Tier 2 Executive, and 1 for a Tier 3 Executive,
(b)pay the Eligible Employee an amount equal to the Pro-Rata Bonus;
(c)if the Eligible Employee was participating in the Company’s group health plan immediately prior to the Date of Termination and timely elects COBRA health continuation, then the Company shall pay to the Eligible Employee (i) the total amount of the COBRA continuation (medical, vision and dental) monthly premium rate that would otherwise be payable by the Eligible Employee for such COBRA continuation for the Eligible Employee and any eligible dependents, as applicable, based on the premium rate as of the Date of Termination, multiplied by (ii) twenty-four (24) for the Tier 1 Executive, eighteen (18) for the Tier 2 Executive, and twelve (12) for a Tier 3 Executive ; and
(d)pay, on behalf of the Eligible Employee, for the highest level of outplacement benefits pursuant to the Company’s outplacement services plan for senior executives in effect immediately prior to the Date of Termination, for a period of 12 months following the Date of Termination.
The amounts payable under Sections 5(a), (b) and (c) shall be paid out in a lump sum within sixty (60) days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall, begin to be paid in the second calendar year no later than the last day of such 60-day period (except as otherwise required to be further delayed pursuant to Section 19(a)); provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Notwithstanding anything to the contrary in the foregoing, the Eligible Employee’s entitlement to the benefits under Section 5(d) shall commence immediately following the Date of Termination; provided, however, that such entitlement shall immediately cease if the Release Agreement does not become fully effective within the time period set forth in the Release Agreement.
The treatment of any outstanding and unvested equity awards (the “Unvested Equity Awards”) held by the Eligible Employee on the Date of Termination under this Section 5 shall be governed by the terms of the applicable Long-Term Incentive Plan award agreement between the Company and the Eligible Employee; provided, however, that if the Date of Termination occurs for any reason other than for Cause, death or Disability for any Tier 1, Tier 2 or Tier 3 Executive, then, subject to the Eligible Employee’s execution and non-revocation of the Release Agreement within the time period set forth in the Release Agreement, but in no event more than sixty (60) days after the Date of Termination, and subject to the Eligible Employee complying with the Release Agreement, and notwithstanding anything to the contrary in the appliable Long-Term Incentive Plan award agreement or any other applicable option or other stock-based award agreement, the Company shall cause 100% of the Unvested Equity Awards subject to time-based vesting conditions to immediately become fully vested, exercisable and/or nonforfeitable as of the later of (i) the Date of Termination or (ii) the effective date of the Release Agreement (the “Accelerated Vesting Date”). In order to effectuate the accelerated vesting contemplated by this Section, the termination or forfeiture of the unvested portion of the Eligible Employee’s Unvested Equity Awards that would otherwise terminate or be forfeited on the Date of Termination will be delayed until the earlier of (A) the effective date of the Release Agreement (at which time acceleration will occur), or (B) the date that the Release Agreement can no longer become fully effective (at which time the Eligible Employee’s Unvested Equity Awards will terminate or be forfeited). For purposes of clarity, no additional vesting of the Unvested Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date.
SECTION 6.TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL
In the event a Qualified Termination occurs within the Change in Control Period, then with respect to such Eligible Employee, in addition to the Accrued Obligations, subject to the Eligible Employee’s execution and non-revocation of the Release Agreement within the time period set forth in the Release Agreement, but in no event more than sixty (60) days after the Date of Termination, the Company shall:
(a)pay the Eligible Employee an amount equal to three (3) multiplied by the sum of (i) the Eligible Employee’s Base Salary, and (ii) the Eligible Employee’s Bonus;
(b)pay the Eligible Employee an amount equal to the Pro-Rata Bonus;
(c)pay the Eligible Employee an amount equal to the product of (x) the total amount of the COBRA continuation (medical, vision and dental) monthly premium rate that would otherwise be payable by the Eligible Employee for such COBRA continuation for the Eligible Employee and any eligible dependents, as applicable, based on the premium rate as of the Date of Termination and (y) 36; and
(d)pay, on behalf of the Eligible Employee, for the highest level of outplacement benefits pursuant to the Company’s outplacement services plan for senior executives in effect immediately prior to the Date of Termination, for a period of 12 months following the Date of Termination.
The amounts payable under Sections 6(a), (b) and (c) shall be paid in a lump sum within sixty (60) days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or begin to be paid, as applicable, in the second calendar year no later than the last day of the 60-day period (except as otherwise required to be further delayed pursuant to Section 19(a)); provided further, that if applicable, the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. For the avoidance of doubt, the severance pay and benefits provided in this Section 6 shall apply in lieu of, and expressly supersede, the provisions of

Section 5 and no Eligible Employee shall be entitled to the severance pay and benefits under both Section 5 and 6 hereof. Notwithstanding anything to the contrary in the foregoing, the Eligible Employee’s entitlement to the benefits under Section 6(d) shall commence immediately following the Date of Termination; provided, however, that such entitlement shall immediately cease if the Release Agreement does not become fully effective within the time period set forth in the Release Agreement.
Notwithstanding anything herein to the contrary, the treatment of any Unvested Equity Awards held by the Eligible Employee on the Date of Termination under this Section 6 shall be governed by the terms of the applicable Long-Term Incentive Plan award agreement between the Company and the Eligible Employee.
For the avoidance of doubt, the mere occurrence of a Change in Control shall not be treated as a termination of an Eligible Employee’s employment under this Plan, nor shall the mere transfer of an Eligible Employee’s employment to and between the Employer and/or any Subsidiary be treated as a termination under this Plan.
SECTION 7.REDUCTION OF CERTAIN BENEFITS
(a)Reduction in Benefits. Anything in this Plan to the contrary notwithstanding, in the event that the receipt of all payments or distributions by the Company or the Employer in the nature of compensation to or for the Eligible Employee’s benefit, whether paid or payable pursuant to this Plan or otherwise (a “Payment”), would subject the Eligible Employee to the excise tax under Section 4999 of the Code, the accounting firm which audited the Company prior to the corporate transaction which results in the application of such excise tax, or another nationally known accounting or employee benefits consulting firm selected by the Company prior to such corporate transaction, in consultation with the Tier 1 Executive (the “Accounting Firm”), shall determine whether to reduce any of the Payments to the Reduced Amount (as defined below). The Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Eligible Employee would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Eligible Employee’s Payments were reduced to the Reduced Amount. If such a determination is not made by the Accounting Firm, the Eligible Employee shall receive all Payments to which Eligible Employee is entitled to receive.
(b)Order of Reduction. If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give the Eligible Employee notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 7 shall be made as soon as reasonably practicable and in no event later than 60 days following the date of termination of employment or such earlier date as requested by the Company and the Eligible Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding on the Company, its Subsidiaries and the Eligible Employee. For purposes of reducing the Payments to the Reduced Amount, the Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Payments that are to be paid or become vested the furthest in time from consummation of the Change in Control: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that all amounts or payments that are not subject to calculation under Treas. Reg. § 1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. § 1.280G-1, Q&A-24(b) or (c).
(c)Underpayment or Overpayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Eligible Employee pursuant to this Plan which should not have been so paid or distributed (the “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Eligible Employee pursuant to this Plan could have been so paid or distributed (the “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or a Subsidiary or the Eligible Employee which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Eligible Employee shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Eligible Employee to the Company if and to the extent such payment would not either reduce the amount on which the Eligible Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Eligible Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
(d)Reduced Amount and After-Tax Receipt. For purposes hereof, the following terms have the meanings set forth below: (i) “Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Payments pursuant to this Section 12 and (ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Eligible Employee with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Eligible Employee’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Eligible Employee certifies, in the Eligible Employee’s sole discretion, as likely to apply to her/him in the relevant tax year(s).
SECTION 8.WITHHOLDING
Notwithstanding anything in this Plan to the contrary, all payments required to be made by the Employer hereunder to an Eligible Employee or her/his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Employer reasonably may determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Employer may, in its sole discretion, accept other provisions for the payment of taxes and any withholdings as required by law, provided that the Employer is satisfied that all requirements of law affecting its responsibilities to withhold compensation have been satisfied.

SECTION 9.NO DUTY TO MITIGATE
An Eligible Employee’s payments received hereunder shall be considered severance pay in consideration of past service, and entitlement thereto shall not be governed by any duty to mitigate damages by seeking further employment. In addition, no payments received hereunder shall be offset by any payments or benefits an Eligible Employee may receive from any future employer.
SECTION 10.AMENDMENT, SUSPENSION OR TERMINATION
Prior to a Change in Control, this Plan may be amended, suspended or terminated at any time by the Plan Administrator; provided, however, that, any amendment, suspension or termination that reduces benefits, changes the definition of Eligible Employees or otherwise adversely impairs an Eligible Employee’s ability to receive any of the severance payments or benefits that could be provided under this Plan will not be effective until 12 months after notice of any such change is provided to the Eligible Employees. No such amendment, suspension or termination will be effective if a Change in Control occurs during the 12-month notice period and no such amendment, suspension or termination may occur after a Change in Control. This Plan may otherwise be amended, suspended or terminated by the Plan Administrator following the expiration of the Change in Control Period and the satisfaction of all obligations the Company may have to any Eligible Employee under the Plan.
SECTION 11.ADMINISTRATION
(a)The Plan Administrator and any representative whom it chooses to assist it to carry out its responsibilities under the Plan shall have the maximum discretionary authority permitted by law to interpret, construe, and administer the Plan, to make determinations regarding Plan participation, enrollment and eligibility for benefits, to evaluate and determine the validity of benefit claims, and to resolve any and all claims and disputes regarding the rights and entitlements of individuals to participate in the Plan and to receive benefits and payments pursuant to the Plan. The decisions of the Plan Administrator and its representatives shall be given the maximum deference permitted by law.
(b)The Plan Administrator shall have such powers as are necessary for the proper handling of claims for benefits under the Plan, including, but not limited to, the following:
(i)To prescribe procedures to be followed by Eligible Employees in filing applications for benefits and for furnishing evidence necessary to establish their rights to benefits under the Plan;
(ii)To find facts as to the rights of any Eligible Employee applying for or receiving benefits under the Plan and to notify any such Employee dissatisfied with any such finding of his right to appeal as set forth in Section 12(b). Final determination of benefits covered under this Plan shall be made by the Plan Administrator;
(iii)To make benefit payments directly to Eligible Employees entitled to benefits under the Plan or to their authorized assignees;

(iv)To obtain from the Eligible Employee such information as shall be necessary for the proper administration of claims under the Plan;
(v)To keep records regarding the administration of claims under the Plan; and
(vi)To collect, evaluate, analyze and prepare statistical and other data with respect to the administration of the Plan.
(c)The Sponsoring Employer shall have the sole and absolute discretion to determine the termination dates for all Eligible Employees, and to determine whether an Eligible Employee suffered a Qualifying Termination. The Sponsoring Employer’s exercise of its discretion pursuant to this Section 11(c) shall be a matter of business judgment and not the subject of fiduciary responsibility.
SECTION 12.CLAIMS PROCEDURE AND PAYMENT OF BENEFITS
(a)Application for Benefits.
(i)Definitions. The following terms shall have the meaning described below for purposes of Sections 12(a) through 12(d):
(A)The term “Adverse Benefit Determination” means any of the following: a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of an Eligible Employee’s or beneficiary’s eligibility to participate in a Plan.
(B)The term “Notice” or “Notification” means the delivery or furnishing of information to an individual in a manner that is reasonably calculated to ensure actual receipt by the individual.
(ii)All applications for benefits under the Plan shall be submitted to the Plan Administrator at such location as shall be designated by the Plan Administrator from time to time. Applications for benefits must be in writing on forms acceptable to the Plan Administrator and must be signed by the Eligible Employee. The Plan Administrator reserves the right to require the Eligible Employee to furnish such other information and documents as the Plan Administrator determines are necessary or appropriate. Each application shall be acted upon and approved or disapproved by the Plan Administrator within ninety (90) days following its receipt by the Plan Administrator.
(iii)The Plan Administrator shall provide a claimant with written or electronic Notification of any Adverse Benefit Determination. Any electronic Notification shall comply with the standards imposed by 29 CFR 2520.104b-l(c)(l)(i), (iii), and (iv). The Notification shall set forth, in a manner calculated to be understood by the claimant:
(A)The specific reason or reasons for the adverse determination;
(B)Reference to the specific Plan provisions on which the determination is based.

(C)A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(D)A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an Adverse Benefit Determination on review.
(b)Review of Benefit Denials
(i)Appeal. A claimant shall have a reasonable opportunity to appeal an Adverse Benefit Determination to the Board and under which there will be a full and fair review of the claim and the Adverse Benefit Determination. The Board shall be identified in the Notification described in Section 12(a)(ii) and may be the Plan Administrator. Such full and fair review shall:
(A)Provide claimants at least ninety (90) days following receipt of a Notification of an Adverse Benefit Determination within which to appeal the determination;
(B)Provide claimants the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits;
(C)Provide that a claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;
(D)Provide for a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination; and
(E)Provide for a review that does not afford deference to the initial Adverse Benefit Determination and that is conducted by an appropriate person who is neither the individual who made the Adverse Benefit Determination that is the subject of the appeal, nor the subordinate of such individual.
(ii)Timing of Benefit Determination on Review. The [Board] shall notify the Eligible Employee, in accordance with Section 12(b)(iv), of the Plan’s benefit determination on review within a reasonable period of time. Such Notification shall be provided not later than sixty (60) days after receipt by the Plan of the Eligible Employee’s request for review of the adverse determination.
(iii)Furnishing Documents. In the case of an Adverse Benefit Determination on review, the [Board] shall provide such access to, and copies of, documents, records, and other information described in Section 12(b)(iv) as is appropriate.
(iv)Content of Notification on Review. The [Board] shall provide a claimant with written or electronic Notification of a Plan's benefit determination following an appeal described in Section 12(b)(i). Any electronic Notification shall comply with the standards imposed by 29 CFR

2520.104b-l(c)(l)(i), (iii), and (iv). In the case of an Adverse Benefit Determination on review, the Notification shall set forth, in a manner calculated to be understood by the claimant:
(A)The specific reason or reasons for the adverse determination;
(B)Reference to the specific Plan provisions on which the benefit determination is based;
(C)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits; and
(D)A statement of the claimant’s right to bring an action under Section 502(a) of ERISA.
(c)Calculating Time Periods. The period of time within which a benefit determination (including a benefit determination on review) is required to be made shall begin at the time a claim (or appeal) is filed in accordance with the reasonable procedures of the Plan, without regard to whether all the information necessary to make a benefit determination accompanies the filing. In the event that a period of time is extended due to a claimant's failure to submit information necessary to decide a claim, the period for making the benefit determination shall be tolled from the date on which the Notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.
(d)Extension of Notice Period. The ninety (90) day and sixty (60) day periods applicable to notice furnished by the Plan Administrator in Sections 12(a) and 12(b) above may be extended at the discretion of the Plan Administrator for a second ninety (90) or sixty (60) day period, as the case may be, provided that written notice of the extension is furnished to the claimant prior to the termination of the initial period, indicating the special circumstances requiring such extension of time and the date by which a final decision is expected.
(e)Assignment. Plan benefits shall be reduced to the extent an Eligible Employee owes money to the Company with the exception of any Company provided housing assistance loan to an Eligible Employee which loan will be payable in accordance with the terms of the loan. Except as set forth in the preceding sentence, no benefit payable under the Plan shall be subject in any way to alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance of any kind, and any attempt to accomplish the same shall be void. No Eligible Employee entitled to benefits under the Plan shall have power to transfer, assign, mortgage or otherwise encumber any interest he may have herein, or to anticipate in any manner by assignment, agreement (including, but not limited to, any agreement to pay alimony, separate maintenance or child support, whether or not said agreement is pursuant to, or embodied in, a court order), or otherwise, the payment of any benefit or any other sum to be provided for the Eligible Employee hereunder; nor shall the interest of any Eligible Employee under this Plan or in any benefit provided hereunder be subject to attachment, garnishment, seizure or sequestration for the payment of any debts, judgments, decrees or obligations of any kind owed by such person (including, but not limited to, any obligation to pay alimony, separate maintenance or child support for which said person shall be obligated by virtue of a court order or decree of any court of any jurisdiction or by virtue of any agreement whether or not embodied in such a court order or decree), or be transferable by operation of law in event of bankruptcy, insolvency or otherwise.
(f)Facility of Payment. Whenever and as often as any person entitled to payments hereunder shall be determined to be a minor or under other legal disability or otherwise incapacitated in any way so as to be unable to manage the person’s financial affairs, the Sponsoring Employer, in its discretion, may direct that all or any portion of the benefit payments be made: (a) to such person; (b) to such person’s legal guardian or conservator; or (c) to such person’s spouse or to any other person. The decision of the Sponsoring Employer shall, in each case, be final and binding upon all persons. Any payment made pursuant to the authority herein conferred shall operate as a complete discharge of the obligations of the Sponsoring Employer under the Plan in respect thereof.
(g)Responsibility for Payment. The Sponsoring Employer shall be liable for the payment of benefits in accordance with the terms of the Plan. The benefits under the Plan shall be payable solely by the Sponsoring Employer and each Eligible Employee who shall claim the right to any payment under the Plan shall be entitled to look only to the Sponsoring Employer for such payment.
(h)Limitation on Benefits. The Sponsoring Employer shall have no obligation to set aside, earmark, or entrust any fund, policy, or money with which to pay its obligations under this Plan. The Eligible Employee, or any successor in interest, shall be and remain simply a general, unsecured creditor of the Sponsoring Employer with respect to the benefits under this Plan in the same manner as any other creditor who has a general claim for an unpaid liability.
SECTION 13.GOVERNING LAW
The validity of this Plan or of any of its provisions shall be determined under, and it shall be construed and administered according to, the laws of the State of California (without regard to its choice of law principles), except to the extent preempted by ERISA, or any other applicable laws of the United States of America; provided that if any provision is susceptible to more than one interpretation, such interpretation shall be given thereto as is consistent with the Plan being an unfunded top hat employee welfare benefit plan maintained by an employer within the meaning of ERISA.
SECTION 14.SEVERABILITY
If any part of any provision of this Plan shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Plan.
SECTION 15.DISCLAIMER OF RIGHTS
No provision in this Plan shall be construed to confer upon any individual the right to remain in the employ or service of the Employer, or to interfere in any way with any contractual or other right or authority of the Employer either to increase or decrease the compensation or other payments to any individual at any time, to terminate any employment or other relationship between any individual and the Employer or to require the Employer to pay severance for any termination of employment prior to a Change in Control. The obligation of the Employer to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Employer to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan.
SECTION 16.CAPTIONS
The use of captions in this Plan is for the convenience of reference only and shall not affect the meaning of any provision of this Plan.
SECTION 17.NUMBER AND GENDER
With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.
SECTION 18.INDEMNIFICATION
To the extent permitted by law, the Sponsoring Employer shall indemnify and hold harmless the Plan Administrator (if not the Sponsoring Employer) and the Board from and against any and all liabilities, costs and expenses incurred by any such person as a result of any act, or omission to act, in connection with the performance of such person’s duties, responsibilities and obligations under the Plan and under ERISA, other than such liabilities, costs and expenses as may result from the gross negligence or willful misconduct of any such person. The foregoing right of indemnification shall be in addition to any other right to which any such person may be entitled as a matter of law or otherwise. The Sponsoring Employer may obtain, pay for and keep current a policy or policies of insurance, insuring the Plan Administrator and the Board from and against any and all liabilities, costs and expenses incurred by any such person as a result of any act, or omission to act, in connection with the performance of his duties, responsibilities and obligations under the Plan.
SECTION 19.SECTION 409A
(a)Anything in this Plan to the contrary notwithstanding, if at the time of the Eligible Employee’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Eligible Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Eligible Employee becomes entitled to under this Plan on account of the Eligible Employee’s separation from service would be considered “nonqualified deferred compensation” subject to Section 409A(a) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Eligible Employee’s separation from service, or (B) the Eligible Employee’s death. Each payment under this Plan constitutes a separate payment for purposes of Section 409A of the Code.
(b)The parties intend that this Plan will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Plan may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(c)All in-kind benefits provided and expenses eligible for reimbursement under this Plan shall be provided by the Employer or incurred by the Eligible Employee during the time periods set forth in this Plan. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(d)To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Eligible Employee’s termination of employment, then such payments or benefits shall be payable only upon the Eligible Employee’s “separation from service.” All references to an Eligible Employee’s termination of employment under this Plan shall only occur if the same also constitutes a “separation from service” as defined under Section 409A of the Code. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(e)The Company makes no representation or warranty and shall have no liability to the Eligible Employee or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

Schedule A
Release Agreement
THIS RELEASE AGREEMENT is entered into by ____________ (the “Employee”) as a condition of and as consideration for the promise to provide the severance payments and other consideration (collectively, the “Severance Benefits”) to the Employee by The Macerich Company (the “Company”) pursuant to The Macerich Company Amended and Restated Severance Pay Plan (the “Plan”). All capitalized terms used in this Release Agreement and not otherwise defined shall be as defined in the Plan.
1.Waiver and Release. The Employee, on her/his own behalf and on behalf of her/his heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company, and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of her/his signing of this Release Agreement, concerning her/his employment or separation from employment. This release includes, but is not limited to, any claim or entitlement to salary, bonuses, any other payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended) and any other federal, state, local or foreign law relating to notice of employment termination or to severance pay; any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium. Notwithstanding the foregoing, the release of directors, owners, members, shareholders, officers, agents, and employees of the Company shall not apply to causes of action, claims and damages that arise from facts and circumstances that are wholly unrelated to facts and circumstances relating to such persons’ relationship with the Company or any affiliate, parent, successor, predecessor or subsidiary of the Company.
The Employee understands that this Release Agreement, does not limit or interfere with the Employee’s rights, without notice to or authorization of the Employer, (i) to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission (each a “Governmental Agency”), (ii) to testify, assist or participate in any investigation, hearing or proceeding conducted by a Governmental Agency, whether or not initiated by the Employee, any other person or the Government Agency, or (iii) otherwise communicate with any Governmental Agency and provide documents or other information to a Governmental Agency without notice to the Company; provided that any communications or provision of documents shall not include the disclosure of information that was obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). In the event the Employee files a charge or complaint with a Governmental Agency, or a Governmental Agency asserts a claim on the Employee’s behalf, the Employee agrees that the Employee’s release of claims in this Release Agreement shall nevertheless bar the Employee’s right (if any) to any monetary or other recovery (including reinstatement) with respect to released claims, except that the Employee does not waive: (i) the Employee’s right to receive an award from the SEC pursuant to Section 21-F of the Securities Exchange Act of 1934 or under any other whistleblower provisions of any applicable law or regulation for providing information to any other Governmental Agency, and (ii) the right to recover any other award which cannot be waived by law.
Notwithstanding anything in this Release Agreement to the contrary, the Employee is not waiving (i) any right to the Accrued Obligations or the Severance Benefits; (ii) any rights or claims that may arise after the date that the Employee signs and returns this Release Agreement; (iii) any claim for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim); (iv) claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee; (v) the Employee’s rights to any vested benefits to which the Employee is entitled under the terms of the applicable employee benefit plan (as defined in Section 3(3) of ERISA, 29 U.S.C. § 1002(3)); (vi) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s, or any of its affiliate’s, organizational documents or any other individual agreement between the Employee and the Company; or (vii) any of the Employee’s rights as an equity holder of the Company or any of its affiliates.
The Employee expressly waives the benefits of Section 1542 of the California Civil Code which provides that:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
The Employee, being aware of said code section, understands and acknowledges the significance and consequences of such specific waiver of Section 1542 and expressly waives any rights the Employee may have thereunder, as well as under any other statute or common law principles of similar effect. The Employee hereby assumes full responsibility for any injuries, damages or losses that the Employee may incur as a result of such waiver.
2.Acknowledgments. The Employee is signing this Release Agreement knowingly and voluntarily. She/he acknowledges that:
(a)He or she is hereby advised by the Company to discuss all aspects of this Release Agreement with an attorney before signing this Release Agreement;

(b)He or she has relied solely on her/his own judgment and/or that of her/his attorney regarding the consideration for and the terms of this Release Agreement and is signing this Release Agreement knowingly and voluntarily of her/his own free will;
(c)He or she is not entitled to the Severance Benefits unless she/he agrees to and fully complies with the terms of this Release Agreement;
(d)He or she has been given at least [twenty-one (21)] [forty-five (45)] calendar days to consider this Release Agreement (the “Consideration Period”). If she/he signs this Release Agreement before the end of the Consideration Period, she/he acknowledges by signing this Release Agreement that such decision was entirely voluntary and that she/he had the opportunity to consider this Release Agreement for the entire Consideration Period;
(e)He or she may revoke this Release Agreement within seven (7) calendar days after signing it by submitting a written notice of revocation to the Company. She/he further understands that this Release Agreement is not fully effective until the next business day after the seven (7) day period of revocation has expired without revocation, and that if she/he revokes this Release Agreement within the seven (7) day revocation period, she/he will not receive the Severance Benefits;
(f)He or she has read and understands this Release Agreement and further understands that it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of her/his signing of this Release Agreement that she/he may have against the Employer;
(g)No statements made or conduct by the Employer has in any way coerced or unduly influenced her/him to execute this Release Agreement; and
(h)Except for the Severance Benefits, she/he has been paid all wages, bonuses, compensation, benefits and other amounts that the Employer ever owed to him or her. Further she/he acknowledges and agrees that she/he is not entitled to any other severance pay or benefits including without limitation, pursuant to any other severance plan, or program or arrangement.
3.No Admission of Liability. This Release Agreement does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against the Employee, and the Employer expressly denies that any wrongdoing has occurred.
4.Entire Agreement. There are no other agreements of any nature between the Employer and the Employee with respect to the matters discussed in this Release Agreement, except as expressly stated herein, and in signing this Release Agreement, the Employee is not relying on any agreements or representations, except those expressly contained in this Release Agreement.
5.Execution. It is not necessary that the Employer sign this Release Agreement following the Employee’s full and complete execution of it for it to become fully effective and enforceable.

6.Severability. If any provision of this Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release Agreement shall continue in full force and effect.
7.Governing Law. This Release Agreement shall be governed by the laws of the State of [_________], excluding the choice of law rules thereof.
8.Headings. Section and subsection headings contained in this Release Agreement are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Release Agreement for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
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IN WITNESS WHEREOF, the undersigned has duly executed this Release Agreement on the date set forth below.
EMPLOYEE:

_______________________________         ________________________________
[Name]                        Date